================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              ACUSON CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               [LOGO OF ACUSON]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 27, 1998

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acuson Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 27, 1998 at 10:00 a.m., local time, at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year and until their successors are elected.

  2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 2, 1998 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CHARLES H. DEARBORN
                                          ----------------------------------
                                          Charles H. Dearborn
                                          Secretary

Mountain View, California
April 23, 1998

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                              ACUSON CORPORATION
                             1220 CHARLESTON ROAD
                                 P.O. BOX 7393
                         MOUNTAIN VIEW, CA 94039-7393

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1998

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Acuson Corporation, a Delaware corporation (the "Company" or "Acuson"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 27, 1998, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment of that meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated the date hereof. The Annual Meeting will be held at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California.

SOLICITATION

  The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

  The Company intends to mail this proxy statement and accompanying proxy on approximately April 23, 1998.

VOTING

  Only holders of Common Stock of record at the close of business on April 2, 1998, will be entitled to notice of and to vote at the Annual Meeting. As of April 2, 1998, the Company had outstanding 28,101,730 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of Common Stock authorized to vote will constitute a quorum for the transaction of business at the Annual Meeting and any continuation or adjournment thereof. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The other proposals submitted to the stockholders in the enclosed proxy must be approved by the vote of the holders of a majority of the shares of stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting. In determining whether such proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1220 Charleston Road, P.O. Box 7393, Mountain View, California, 94039-7393, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting") must be received by the Company no later than December 28, 1998 in order to be included in the proxy statement and proxy relating to the 1999 Annual Meeting.

                                  PROPOSAL 1

                     NOMINATION AND ELECTION OF DIRECTORS

  One of the purposes of the Annual Meeting is the election of the Board of Directors of the Company to hold office until the 1999 Annual Meeting or until their successors are elected and have qualified. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, unless one or more of such nominees should become unavailable for election by reason of death or other unexpected occurrence, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

NOMINEES AND PRESENT DIRECTORS

  The By-Laws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors. At present, the authorized size of the Board of Directors is five. The Board of Directors has nominated five persons for election to the Board of Directors. Proxies cannot be voted for more than five persons.

  Set forth below is information regarding the nominees for election as directors, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of April 15, 1998. Each nominee is currently a director of the Company.

 NAME                          AGE          POSITION            DIRECTOR SINCE
 ----                          ---          --------            --------------
 Samuel H. Maslak............   49 Chairman of the Board and    September 1981
                                   Chief Executive Officer
 Robert J. Gallagher.........   54 Vice Chairman of the Board   May 1994
                                   and Chief Operating
                                   Officer
 Albert L. Greene............   48 Director                     March 1995
 Karl H. Johannsmeier........   69 Director                     March 1995(/1/)
 Alan C. Mendelson...........   50 Director                     March 1995

--------
(1) Mr. Johannsmeier also served as a director of the Company from September 1981 to May 1994.

  Samuel H. Maslak co-founded the Company in September 1981 and has served as Chief Executive Officer and a director since that date. He served as President of the Company from September 1981 until May 1995. He was appointed Chairman of the Board in May 1995.

  Robert J. Gallagher joined the Company in January 1983 as Vice President, Finance and Chief Financial Officer. He became Executive Vice President in March 1991, Chief Operating Officer of the Company in January 1994, was elected a director of the Company in May 1994, and became President of the Company in May 1995. He was appointed Vice Chairman of the Board in November 1997.

  Albert L. Greene became a director of the Company in March 1995. Mr. Greene served as President and Chief Executive Officer of Alta Bates Medical Center in Berkeley, California from May 1990 until March 1998, and as President and Chief Executive Officer of Alta Bates Health System from February 1996 to March 1998. Also in February 1996, Mr. Greene was appointed and continues to serve as Chief Executive Officer of Sutter Health East Bay Service Area. He sits on the Alta Bates Medical Center Board of Trustees, the Alta Bates Health System Board of Directors, and on the boards of other hospital associations. Mr. Greene is also a director of Quadramed Corporation.

  Karl H. Johannsmeier served as a director of the Company from September 1981 to May 1994 and has also served as a director from March 1995 to the present. He founded Optimetrix Corporation, a semiconductor processing equipment company, where he served as President and Chief Executive Officer from 1976 to 1981 and as Chairman of the Board of Directors from 1976 to 1984. Optimetrix Corporation was acquired by Eaton Corporation in 1982. Mr. Johannsmeier has been a private investor over the last twenty years.

  Alan C. Mendelson became a director of the Company in March 1995. Mr. Mendelson has been a partner in the law firm of Cooley Godward LLP since January 1980 and was the Managing Partner of its Palo Alto office from May 1990 to March 1995 and from November 1996 to November 1997. Mr. Mendelson was Acting General Counsel of Cadence Design Systems, Inc., an electronic design automation software company, from November 1995 until June 1996. Mr. Mendelson is also a director of Isis Pharmaceuticals, Inc., a biopharmaceutical company, and CoCensys, Inc., a biopharmaceutical company.

  There are no family relationships between any director or executive officer of the Company.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

  The Board of Directors has three standing committees and one standing subcommittee: the Compensation Committee, the Audit Committee, the Non-Officer Stock Option Administration Committee, and the Executive Compensation Subcommittee. The Board does not have a nominating committee.

  The Compensation Committee was established in February 1993 to determine compensation to be paid to the Company's executive officers and to administer the Company's stock plans generally. The current members of the Compensation Committee are Messrs. Greene, Johannsmeier and Mendelson.

  The Executive Compensation Subcommittee was established in July 1997 to establish and administer performance-based compensation awards to executive officers of the Company, including grants of stock options under the Company's 1995 Stock Incentive Plan. The current members of the Executive Compensation Subcommittee are Albert L. Greene and Karl Johannsmeier.

  The Audit Committee was established in October 1986 to recommend engagement of the Company's independent public accountants, to approve services performed by such accountants and to review, in consultation with the independent public accountants, the Company's accounting system and system of internal controls. The current members of the Audit Committee are Messrs. Greene, Johannsmeier and Mendelson.

  The Non-Officer Stock Option Administration Committee was established in July 1987 to administer the Company's stock option plans only for non-officer employees of the Company. Its member is Dr. Maslak.

  During the fiscal year ended December 31, 1997, the Board of Directors held seven meetings, the Audit Committee held five meetings, the Compensation Committee held three meetings and the Executive Compensation Subcommittee held two meetings. The Non-Officer Stock Option Administration Committee acted solely by unanimous written consent in accordance with the Company's By-Laws and Delaware law. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees and subcommittees, if any, upon which such director served.

                                  PROPOSAL 2

                         RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements annually since the Company's inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

             SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 28, 1998, by (i) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock; (ii) all directors and nominees for director; (iii) the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Compensation of Directors and Executive Officers" below; and (iv) all current executive officers and directors of the Company as a group. Mr. Johannsmeier and Dr. Maslak can be contacted at the offices of the Company. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                         BENEFICIAL
                                                       OWNERSHIP(/1/)
                                                      -------------------------
BENEFICIAL OWNER                                       SHARES           PERCENT
----------------                                      ---------         -------
Delphi Asset Management
 485 Madison Avenue
 New York, NY 10022.................................. 1,780,950(/2/)     5.82%
Karl H. Johannsmeier................................. 5,197,345(/3/)     18.4%
Samuel H. Maslak..................................... 2,207,824(/4/)      7.6%
Robert J. Gallagher..................................   337,449(/5/)      1.2%
Stephen T. Johnson...................................   169,308(/6/)        *
Bradford C. Anker....................................   166,991(/7/)        *
Daniel R. Dugan......................................   204,083(/8/)        *
Alan C. Mendelson....................................    21,222(/9/)        *
Albert L. Greene.....................................    19,422(/10/)       *
All Executive Officers and Directors as a group (10
 persons)............................................ 8,529,864(/11/)    28.4%

--------
  *  Less than 1%
 (1) Beneficial ownership includes all unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998, which are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The number of shares of Common Stock issued and outstanding on January 28, 1998 was 28,261,990.
 (2) Based solely on information contained in a statement on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 18, 1998.
 (3) Includes 18,922 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998.
 (4) Includes 706,810 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998 and 27 shares held in Dr. Maslak's 401(k) plan account. Also includes 7,280 shares for which Dr. Maslak disclaims beneficial ownership.
 (5) Includes 277,483 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998 and 27 shares held in Mr. Gallagher's 401(k) plan account.
 (6) Includes 167,681 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998 and 27 shares held in Mr. Johnson's 401(k) plan account. Also includes 450 shares for which Mr. Johnson disclaims beneficial ownership.
 (7) Includes 161,927 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998 and 27 shares held in Mr. Anker's 401(k) plan account.
 (8) Includes 196,029 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998 and 27 shares held in Mr. Dugan's 401(k) plan account.
 (9) Includes 18,922 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998. Also includes 500 shares for which Mr. Mendelson disclaims beneficial ownership.
(10) Includes 18,922 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998.
(11) Includes 8,230 shares as to which beneficial ownership is disclaimed by certain executive officers of the Company and 215 shares held in certain executive officers' 410(k) plan accounts. Also includes 1,771,290 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1998.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers serving as executive officers at the end of the fiscal year, for the three fiscal years ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                     LONG TERM
                                       ANNUAL       COMPENSATION
                                    COMPENSATION       AWARDS
                                  ----------------- ------------  ALL OTHER
                                   SALARY   BONUS                COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)      ($)    OPTIONS (#)      ($)
---------------------------  ---- -------- -------- ------------ ------------
Samuel H. Maslak...........  1997 $725,000 $145,000         0      $  1000(/1/)
 Chairman and Chief          1996 $725,000 $108,750   100,000      $  1000(/1/)
 Executive Officer           1995 $679,000 $ 67,900         0      $   500(/2/)
Robert J. Gallagher........  1997 $450,000 $ 90,000         0      $  1000(/1/)
 Vice Chairman and           1996 $450,000 $ 45,000    50,000      $  1000(/1/)
 Chief Operating Officer     1995 $415,000 $ 41,500   100,000      $   500(/2/)
Daniel R. Dugan............  1997 $385,794 $ 77,600   100,000      $58,097(/3/)
 President                   1996 $345,000 $ 86,250    50,000      $58,253(/4/)
                             1995 $300,000 $ 60,000    50,000      $57,597(/5/)
Bradford C. Anker..........  1997 $265,000 $ 31,800    15,000      $  1000(/1/)
 Vice President,             1996 $265,000 $ 26,500    25,000      $  1000(/1/)
 Manufacturing               1995 $250,000 $ 25,000    20,000      $   500(/2/)
Stephen T. Johnson(/6/)....  1997 $275,000 $      0         0      $  1000(/1/)
 Vice President and          1996 $275,000 $      0    20,000      $  1000(/1/)
 Chief Financial Officer     1995 $250,000 $ 37,500    25,000      $   500(/2/)

--------
(1) Consisting of an employer contribution of $750 in cash and $250 in shares of Acuson stock to each employee's 401(k) plan account.

(2) Consisting of an employer contribution of $500 to each employee's 401(k) plan account.

(3) Consisting of an employer contribution of $750 in cash and $250 in shares of Acuson stock to Mr. Dugan's 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,097. See "Certain Relationships and Other Transactions" for a description of such loan.

(4) Consisting of an employer contribution of $750 in cash and $250 in shares of Acuson stock to Mr. Dugan's 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,253. See "Certain Relationships and Other Transactions" for a description of such loan.

(5) Consisting of an employer contribution of $500 to Mr. Dugan's 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,097. See "Certain Relationships and Other Transactions" for a description of such a loan.

(6) Mr. Johnson resigned from the Company in February 1998.

  During 1997, each non-employee director received an annual fee of $26,000 in connection with his service on the Board of Directors of the Company and was reimbursed for all travel expenses incurred in attending meetings of the Board. Pursuant to the 1995 Stock Incentive Plan, each non-employee director who was elected at the 1997 Annual Meeting was granted an option on May 20, 1997, to purchase 7,500 shares of the Company's Common Stock at an exercise price equal to the then fair market value.

                     OPTIONS GRANTED TO EXECUTIVE OFFICERS

  The following two tables set forth certain information regarding stock options granted to, exercised by, and owned by the executive officers named in the foregoing Summary Compensation Table during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                               % OF TOTAL                          RATES OF STOCK PRICE
                                                OPTIONS                              APPRECIATION FOR
                                                GRANTED                               OPTION TERM(4)
                          OPTIONS             TO EMPLOYEES   EXERCISE   EXPIRATION ---------------------
          NAME           GRANTED(#)          IN FISCAL YEAR PRICE/SHARE    DATE        5%        10%
          ----           ----------          -------------- ----------- ---------- ---------- ----------
Samuel H. Maslak........        0                    0             --          --          --         --
Robert J. Gallagher.....        0                    0             --          --          --         --
Daniel R. Dugan.........  100,000(/1/)(/3/)      21.39%      $18.8125    11/17/07  $1,183,108 $2,998,228
Bradford C. Anker.......   15,000(/2/)(/3/)       3.20%      $  28.25     2/11/07  $  266,494 $  675,348
Stephen T. Johnson......        0                    0             --          --          --         --

--------
(1) Granted at fair market value on the date of grant; vesting over five years with 10% of the shares vesting on the first anniversary of the date of grant, 20% vesting on each of the second and third anniversaries of the date of grant, and 25% vesting on each of the fourth and fifth anniversaries of the date of grant.

(2) Granted at fair market value on the date of grant; vesting over four years with 20% of the shares vesting on each of the first and second anniversaries of the grant date and 30% of the shares vesting on each of the third and fourth anniversaries of the grant date.

(3) Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. In the event of a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, any surviving corporation shall assume the options outstanding, substitute similar rights for outstanding options, or the options shall continue. If the surviving corporation refuses to assume or continue the options, vesting on such options shall be accelerated. Subject to certain exceptions and conditions, in the event that a person or entity acquires more than 20% of the Company's then outstanding Common Stock without the approval of the Board of Directors, vesting of outstanding options is automatically accelerated.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Assuming 5% and 10% compounded annual appreciation of the stock price over the term of the option, the price of a share of Common Stock underlying an option issued February 11, 1997 with an exercise price of $28.25 would be $46.02 and $73.27, respectively, on February 11, 2007, and the price of a share of Common Stock underlying an option issued November 17, 1997 with an exercise price of $18.8125 would be $30.64 and $48.80, respectively, on November 17, 2007. The closing sale price of Acuson Common Stock on the New York Stock Exchange on December 31, 1997 was $16.5625.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY
                             SHARES                   OPTIONS AT FY-END(#)  OPTIONS AT FY-END($)
                            ACQUIRED       VALUE          EXERCISABLE/          EXERCISABLE/
                         ON EXERCISE(#) REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE(/1/)
          NAME           -------------- ------------ ---------------------- --------------------
Samuel H. Maslak........         --              --     697,176/ 79,599     $1,651,867/$162,887
Robert J. Gallagher.....      7,500     $108,437.50     266,885/ 91,359     $  795,666/$361,269
Daniel R. Dugan.........     47,000     $820,537.50     183,988/199,052     $  485,252/$172,168
Bradford C. Anker.......     10,000     $182,697.04     156,037/ 41,701     $  805,950/$ 59,890
Stephen T. Johnson......     26,680     $437,077.50     161,179/ 48,821     $  186,558/$ 89,179

--------
(1) Value per share is defined as the market price of Acuson Common Stock at year end minus the per share exercise price of the option. The closing sale price of Acuson Common Stock on the New York Stock Exchange on December 31, 1997 was $16.5625.

                     REPORT OF THE COMPENSATION COMMITTEE
                            EXECUTIVE COMPENSATION

  The Company believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel in the competitive Silicon Valley area, and should also provide meaningful incentives for measurably superior performance. The Company seeks to reward achievement of long and short-term performance goals measured by successful development of new products, sales volume, meeting or exceeding financial targets and other factors. In addition, the Company's performance is considered on an absolute basis and in comparison to other ultrasound companies in the United States and other high technology companies in the San Francisco Bay Area in determining executive remuneration.

  The Company's executive compensation generally consists of a base salary, a cash bonus and long-term incentive compensation in the form of stock options. Salaries for the Company's executive officers, other than for the Chief Executive Officer, are recommended by the Chief Executive Officer, and reviewed and approved by the Compensation Committee of the Board of Directors. In determining his recommendations for salaries of executive officers, Dr. Maslak generally does not employ a formulaic approach or assign a predetermined weight to any specific objective or subjective criteria. Rather, he relies on a number of factors he deems important in making his recommendations. These factors include the performance of the executive over the past year, his view of the value of the executive's position at the Company and the importance of the output of the functional area managed by the executive, both on an absolute basis and on a relative basis in comparison to the challenges facing that functional area and the results achieved, as well as his view of the Company's performance and the ultrasound market in general. He also reviews publicly available executive compensation surveys chosen for their reputability and relevance to the Company in terms of geographic area and size of companies surveyed and on a study of executive compensation in publicly-held high technology companies, including competitors and neighboring companies in the San Francisco Bay Area. Neither the surveys nor the study specifically use data for the companies included in the groups listed in the performance graph in this proxy statement.

  The salary for the Chief Executive Officer is determined in much the same manner by the Compensation Committee, with the Committee considering the survey data, an assessment of the Company's performance and Dr. Maslak's performance and contributions to the Company. In general, there has been no formulaic tie between the Company's stated goals and performance and Dr. Maslak's salary; instead the Compensation Committee's judgment and discretion has been used.

  When the Compensation Committee met in February 1997 to determine executive officers' salaries for 1997, Dr. Maslak noted that during 1996, the Company had completed its significant five-year research and development investment and had successfully launched two major new products; achieved record revenues for the last two quarters of the year; had successfully controlled expenses despite the very significant cost of launching the new products; and was now poised for significant growth. Based on those factors, Dr. Maslak recommended introducing a new compensation scheme for all officers designed to focus and motivate them to improve operating results by making a higher percentage of the compensation of all officers variable. He added that the trend in executive compensation was to have a greater percentage of an executive's pay "at risk".

  In the proposed plan, Dr. Maslak recommended that all officers other than Mr. Gallagher and Mr. Dugan have a bonus program that would pay up to 20% of their base compensation. He recommended that the bonus for Mr. Dugan and Mr. Gallagher be up to 25% of their base compensation. For all officers other than the Chief Executive Officer, personal objectives would be set by the officer's immediate supervisor and reviewed by the Chief Executive Officer. These objectives could be a combination of measurable goals, such as meeting order targets and profit margin targets; and qualitative goals, such as improving overall performance of individual departments. At full achievement of personal objectives, for all officers other than the Designated Officers, as described below, the new compensation plan would pay the target bonus percentage multiplied by the base salary paid during the measurement period. A percentage of the full pay out amount could be linked to each objective. In order for any amount to be paid for achievement of personal objectives, a satisfactory level of overall personal performance would have to be maintained. The Company would reserve the right to modify objectives to meet changing business requirements by notifying participants within 30 days of the change. The Compensation Committee would determine the percentage of target bonus to be paid to the Chief Operating Officer, the President, and such other executive officers as the Committee might designate (the "Designated Officers"), based on its subjective evaluation of both the personal objectives described above as well as overall department and corporate objectives, such as financial results, orders, shipments, profit margins, relative market share, meeting product development milestones and expense controls in a timely manner, achievement versus difficulty of corporate objectives and positioning the Company for the future.

  Dr. Maslak also recommended that in addition to the base target bonus, there be a further bonus equal to either 50% or 100% of the bonus actually paid to the officer depending on if the Company, as a whole, met certain objectives. For 1997, Dr. Maslak proposed that the objectives be based on publicly reported earnings per share for the year. He noted that this "Company match" portion of the program would be reconsidered every year, with the objectives and percentage "match" determined by the Committee.

  The Compensation Committee adopted the bonus program as recommended by Dr. Maslak. Without Dr. Maslak being present, the Committee decided that Dr. Maslak too should participate in the new bonus plan as a Designated Officer, and that the Committee could determine Dr. Maslak's bonus using the factors taken into account for the other Designated Officers, as well as any other factors the Committee deemed relevant. The Committee concluded that it was in the best interests of the Company for Dr. Maslak to have a greater percentage of his compensation "at risk" and based upon the Company's and Dr. Maslak's individual performance than the other officers of the Company. Accordingly, the Committee set Dr. Maslak's 1997 target bonus at 30%, along with the "Company match" component described above, which would pay Dr. Maslak an additional amount equal to 50% or 100% of the target bonus actually earned if the Company achieved the targeted reported earnings per share.

  Dr. Maslak recommended that due to the increase in variable pay under the new bonus program, the Company would have to slow officer salary increases in order to more closely match their total cash compensation to the survey data. As a result, he recommended that officers receive no salary increase for 1997, with the exception of one officer who received a raise based on his increased responsibilities, and another officer for whom Dr. Maslak recommended a nominal increase to raise his base consistent with other similarly positioned officers. The Board accepted Dr. Maslak's recommendations, and also determined, for the same reason, that there should be no increase in Dr. Maslak's salary for 1997.

  The Compensation Committee met in January 1998 to determine the officers' 1997 bonuses under the new plan. Dr. Maslak reported to the Committee that the Company had not met the objective for the "Company match" portion of the bonus to be paid to the executive officers, and based on the qualitative and measurable factors described above, Dr. Maslak recommended base target bonuses for all executive officers other than himself. The Committee accepted his recommendations.

  The Compensation Committee also met in January 1998 without Dr. Maslak being present to determine Dr. Maslak's 1997 bonus under the new bonus plan. The Committee noted the achievements of the Company in 1997, including record revenues for the year and the successful introduction of several significant upgrades to Acuson's Aspen and Sequoia systems, and noted Dr. Maslak's contribution to these achievements, but also noted that not all measurable corporate goals had been achieved. Accordingly, the Committee decided to grant Dr. Maslak a 20% bonus.

  In addition to the bonus program described above, the Company has a merit bonus program that applies to employees, including officers, to recognize special accomplishments or significant efforts. The Chief Executive Officer has the discretion to grant a bonus to any officer consistent with the principles of this program. No bonuses were awarded to executive officers under this program in 1997.

  The Company awards stock options to encourage a long-term commitment to the Company and to direct officers' focus on long-term appreciation of stockholder value, as opposed to short-term results or functional area goals. In general, options align rewards with long-term increased value for stockholders. Options also serve as a reward and recognition for past work and as an incentive to perform well in the future. The Chief Executive Officer recommends a pool of shares available for option grants to officers as a whole and he compares the recommended pool with survey data drawn from high technology companies in the San Francisco Bay Area and other ultrasound companies. According to this data, the Company's overall pool of shares allocated for officer grants in 1997 was comparable to officer option grants among the companies in the survey data. Dr. Maslak's recommendation of which individual officers should receive grants of options and the size of those grants are based primarily on his view of individual performance, the potential of the individual to influence positively the long-term growth and value of the Company, on his evaluation of the relative importance of that individual in meeting the Company's objectives, and on advice from the Company's Human Resources Department on compensation necessary to hire and retain senior executives in the Silicon Valley area. The Compensation Committee, and for options granted after July 1997, the Executive Compensation Subcommittee, accepted all of the Chief Executive Officer's recommendations.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers in 1997 did not exceed the $1 million limit per officer. The Company's 1995 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant and may use such exemptions in addition to the exemption contemplated under the Company's 1995 Stock Incentive Plan.

                                          The Compensation Committee

                                          Karl H. Johannsmeier
                                          Albert L. Greene
                                          Alan C. Mendelson

                               PERFORMANCE GRAPH

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (1)
     AMONG  S&P 500 INDEX, HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX
                            AND ACUSON CORPORATION

                       PERFORMANCE GRAPH APPEARS HERE

                             INDEXED RETURNS

                           Base     Years Ending
                           Period
COMPANY/INDEX              Dec 92   Dec 93   Dec 94   Dec 95   Dec 96   Dec 97
------------------------------------------------------------------------------
ACUSON CORP                   100    76.98   103.17    78.57   154.76   105.16
HLTH CARE
  (MED PDS&SUPP) INDEX        100    76.26    90.43   152.85   175.42   218.71
S&P 500 INDEX                 100   110.08   111.53   153.45   188.68   251.63

Assumes $100 invested on December 31, 1992 in S&P 500 Index, Health Care (Medical Products & Supplies) Index and Acuson Corporation.
-------
(1) Total Return assumes reinvestment of dividends.

(2) Health Care (Medical Products & Supplies) Index includes C.R. Bard Inc., Baxter International Inc., Becton Dickinon & Co., Bausch & Lomb, Medtronic Inc., St. Jude Medical, Biomet, Inc., U.S. Surgical, Boston Scientific and Guidant Corp.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all of the Company's officers, directors and greater than ten percent beneficial owners complied with applicable Section 16(a) filing requirements during the 1997 fiscal year.

                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, the Compensation Committee consisted of Messrs. Johannsmeier, Greene and Mendelson, none of whom has ever been an officer or employee of the Company. However, during the year ended December 31, 1997, the Company paid approximately $114,000 for legal services to the law firm of Cooley Godward LLP, of which Mr. Mendelson is a partner. The Company believes that the fees paid to Cooley Godward LLP are comparable to those that would be paid to an unaffiliated party for similar services.

                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  In connection with Mr. Dugan's relocation to the San Francisco Bay Area in August 1991, the Company loaned Mr. Dugan $400,000 to assist him in the purchase of a home in the San Francisco Bay Area. The loan is secured by Mr. Dugan's residence.

  The loan to Mr. Dugan is interest-free and will be fully forgiven on a daily basis over a seven-year period which commenced on August 8, 1991. The loan will be automatically forgiven upon termination of Mr. Dugan's employment by the Company without "cause" as defined in the promissory note, Mr. Dugan's death, reduction of Mr. Dugan's salary below $200,000, or a "change in control" of the Company, as defined in the note. If Mr. Dugan voluntarily terminates his employment with the Company or if he is terminated by the Company for "cause" he must repay the outstanding balance of the loan plus any tax savings to him resulting from any repayment of the loan, no later than the second anniversary of the date of termination.

  As of December 31, 1997, approximately $34,267 of the loan to Mr. Dugan was outstanding and the largest aggregate amount outstanding during the year was approximately $91,207.

  In connection with the relocation of Edward P. Cornell, the Senior Vice President of Engineering, to the San Francisco Bay Area in September 1997, the Company offered to loan Mr. Cornell $400,000 to assist him in the purchase of a home in the San Francisco Bay Area. The loan will be issued upon Mr. Cornell's purchase of a home, and will be fully forgiven on a daily basis over a seven-year period commencing on Mr. Cornell's first day of employment with the Company, which was September 2, 1997. As Mr. Cornell has not yet purchased a home, no loan has been made.

                          ANNUAL REPORT AND FORM 10-K

  The Company's 1997 Annual Report, including financial statements and financial statement schedules is being mailed with this proxy statement to stockholders entitled to notice of the Annual Meeting. A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR 1997 WILL BE PROVIDED UPON WRITTEN REQUEST AND WITHOUT CHARGE TO EACH SUCH STOCKHOLDER. Requests should be sent to Stockholder Relations, Acuson Corporation, P.O. Box 7393, Mountain View, California 94039-7393.

                                OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ CHARLES H. DEARBORN
                                          Charles H. Dearborn
                                          Secretary

                                                                      0426-PS-98

AUN62F                          DETACH HERE

                                     PROXY

                              ACUSON CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1998

     The undersigned hereby appoints Samuel H. Maslak and Robert J. Gallagher, and each of them, with full power of substitution, as proxies and attorneys-in-fact to vote the shares of Common Stock of Acuson Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 27, 1998 and at any adjournment(s) thereof, on the following matters as set forth in the Notice of said meeting and Proxy Statement related thereto, and, in their discretion, upon such other matters which may properly come before the meeting or any adjournment(s) thereof.

SEE REVERSE                                                          SEE REVERSE
    SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE

AUN62 F                        DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, FOR ITEMS 1 AND 2.

    1. ELECTION OF DIRECTORS:
       NOMINEES: Robert J. Gallagher, Albert L. Greene,
                 Karl H. Johannsmeier, Samuel H. Maslak,
                 Alan C. Mendelson

                     FOR      WITHHELD
                     [_]        [_]

        [_] _____________________________________________
             For all nominees except as noted above

     2. To ratify the appointment of Arthur             FOR   AGAINST  ABSTAIN
        Andersen LLP as independent public
        accountants of the Company.                     [_]     [_]      [_]


                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]

                              Please sign below exactly as your name or names appear hereon. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.


Signature: _______________ Date: _____ Signature: _______________ Date: _____